UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2015

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-21764	59-1162998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue
Miami, Florida	33172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 592-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 6, 2015, Perry Ellis International, Inc. (the “Company”) elected to call for the partial redemption of $100 million of its $150 million outstanding 7.875% Senior Subordinated Notes due 2019 (the “Notes”) and a notice of redemption has been sent by U.S. Bank National Association, the trustee for the Notes, to all registered holders of the Notes. The redemption price for the Notes is equal to 103.938% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the redemption date, which will be on May 6, 2015. Upon the partial redemption by the Company of the Notes, $50 million of the Notes will remain outstanding.

Item 8.01	Other Events.

In connection with the partial redemption of the Notes described in Item 2.04 above, on April 1, 2015, the Company entered into a commitment letter (the “Commitment Letter”) with Wells Fargo Bank, National Association, as agent (the “Agent”) under the Amended and Restated Loan and Security Agreement dated as of December 2, 2011, as amended (the “Loan Agreement”), among the Company, its subsidiaries that are borrowers and guarantors thereunder, the Agent and the other lenders thereunder, pursuant to which the maximum principal balance that may be outstanding under the Loan Agreement will be increased by $75 million to a maximum of $200 million. The closing under the Commitment Letter is subject to customary closing conditions and is expected to occur not later than April 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: April 6, 2015	By:	/s/ Cory Shade
Cory Shade, SVP, General Counsel and Secretary